CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS RECORD THIRD QUARTER RESULTS
Company Reports Growth in Sales of 6% and Income(1) of 30%
BLOOMFIELD HILLS, Michigan, October 28, 2013 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended September 30, 2013. The Company reported record third quarter net sales from continuing operations of $355.6 million, an increase of 5.9% compared to third quarter 2012. Third quarter 2013 diluted earnings per share from continuing operations attributable to TriMas Corporation was $0.70, as compared to $0.47 during third quarter 2012. Excluding Special Items(1), third quarter 2013 diluted earnings per share from continuing operations would have been $0.64, a 25.5% improvement from $0.51 in third quarter 2012.
TriMas Highlights

•
Reported record third quarter net sales of $355.6 million, an increase of 5.9% as compared to third quarter 2012, due to results from bolt-on acquisitions and the successful execution of numerous growth initiatives.

•	Improved income from continuing operations attributable to TriMas Corporation(1) by 29.5%, excluding the impact of Special Items, compared to third quarter 2012.

•
Issued 5,175,000 shares of common stock with net proceeds of $174.7 million to be used for general corporate purposes, including future acquisitions, capital expenditures and working capital requirements.

•
Reduced interest expense by more than 40% as compared to third quarter 2012. In October 2013, the Company entered into new senior secured credit facilities, which will further reduce future interest rates, extend maturities and increase available liquidity.

•	Continued to invest in a flexible manufacturing footprint to optimize manufacturing costs long-term, add necessary capacity, enhance customer service and support future growth.

•
Continued to refine the business portfolio to support the Company's strategic initiatives, including completing seven bolt-on acquisitions through third quarter year to date for approximately $56 million, net of cash acquired, and divesting the non-core assets of the European rings and levers business for approximately $10 million.

•
Today announced the acquisition of Mac Fasteners, Inc., a leader in the manufacture of aerospace fasteners, globally utilized by OEMs, aftermarket repair companies, and commercial and military aircraft producers. Mac Fasteners will become part of the Aerospace and Defense segment.

"During the quarter, we pursued many key initiatives with actions focused on fine-tuning our business portfolio via acquisition and divestiture, enhancing our capital structure through our September equity offering and recent debt refinancing, moving multiple plants, integrating past acquisitions and evaluating several potential acquisitions," said David Wathen, TriMas President and Chief Executive Officer. "We also continued to focus on our many growth and productivity programs in each of our businesses. While these initiatives contributed positively to our quarter, they will also position TriMas for continued sales and earnings growth and will drive additional shareholder value into the future."

"Our third quarter results once again demonstrate our ability to operate in a slower growth global economic environment, while focusing on continuous improvement on all fronts and making strategic investments to benefit the future," Wathen continued. "In third quarter, we achieved 5.9% sales growth and a 29.5% increase in income from continuing operations attributable to TriMas Corporation(1) compared to third quarter 2012."
"We continue to identify the bright spots and successfully execute on new product introductions, geographic expansion and market share initiatives, as well as leverage our recent bolt-on acquisitions. We also secured new business in Asia for our packaging and aerospace businesses, increased volumes at our international energy branches and continued to leverage Cequent's global platform. We successfully progressed with our footprint consolidation projects within our Cequent segments, moving toward lower cost, more efficient and flexible manufacturing facilities. We remain committed to increasing margins across all of our businesses, growing faster in our higher margin businesses and implementing productivity and Lean programs throughout the organization."
Third Quarter Financial Results - From Continuing Operations

•
TriMas reported record third quarter net sales of $355.6 million, an increase of 5.9% as compared to $335.9 million in third quarter 2012. During third quarter, net sales increased in five of the six reportable segments, primarily as a result of additional sales from bolt-on acquisitions, as well as market share gains, new product introductions and geographic expansion as compared to third quarter 2012. These sales increases were partially offset by approximately $3.6 million of unfavorable currency exchange.

•
The Company reported operating profit of $43.3 million in third quarter 2013, an increase of 18.3% as compared to third quarter 2012. Excluding Special Items(1) related to the facility consolidation and relocation projects within Cequent and the release of a historical translation adjustments resulting from the sale of Rieke Italy, third quarter 2013 operating profit would have been $40.2 million, as compared to $38.7 million during third quarter 2012. Third quarter 2013 operating profit margin percentage, excluding Special Items, was impacted by a less favorable product sales mix related to recent acquisitions and other acquisition-related costs, higher costs associated with global growth initiatives, and new plant and equipment ramp-up costs. The Company continued to generate significant savings from capital investments, productivity projects and Lean initiatives, which contributed to the funding of growth initiatives.

•
Excluding noncontrolling interests related to Arminak & Associates, third quarter 2013 income from continuing operations attributable to TriMas Corporation was $28.6 million, or $0.70 per diluted share, compared to income from continuing operations attributable to TriMas Corporation of $18.7 million, or $0.47 per diluted share, during third quarter 2012. Excluding Special Items(1), third quarter 2013 income from continuing operations attributable to TriMas Corporation would have been $26.0 million, an improvement of 29.5%, and diluted earnings per share from continuing operations would have been $0.64, a 25.5% improvement from third quarter 2012, primarily due to higher operating profit and lower interest expense, while absorbing approximately 3% higher weighted average shares outstanding.

•
The Company reported Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) of $18.5 million for third quarter 2013, compared to $10.5 million in third quarter 2012. The Company reported year to date Free Cash Flow of $6.1 million for 2013, compared to a use of $21.0 million year to date 2012. The Company expects to generate between $40 million and $50 million in Free Cash Flow for 2013, while continuing to invest in capital expenditures, working capital investments in acquisitions and future growth and productivity programs.

•
Through September 30, 2013, the Company invested $35.2 million in capital expenditures (included in Free Cash Flow above) primarily in support of future growth and productivity opportunities and $56.0 million in bolt-on acquisitions, net of cash acquired.

Financial Position
As of September 30, 2013, TriMas reported total indebtedness of $479.7 million, as compared to $422.4 million as of December 31, 2012. After consideration of $209.4 million in cash on the balance sheet as of September 30, 2013, total indebtedness, net of cash, was $270.3 million, as compared to $401.9 million as of December 31, 2012. TriMas ended the third quarter with $416.0 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

"We have continued to enhance our capital structure, starting with the September issuance of additional equity to be used to support our strategic initiatives," said Mark Zeffiro, Executive Vice President and Chief Financial Officer. "Due to the attractive credit markets and the Company’s strong financial performance, we also refinanced our credit facilities with terms better than our existing facilities. We expect TriMas to benefit from the extended credit facility maturities, enhanced liquidity and capital structure flexibility provided to best position the Company for future growth."

Business Segment Results(2) - From Continuing Operations
Packaging - (Consists of Rieke Corporation including Arminak & Associates, Innovative Molding and the foreign subsidiaries of Englass, Rieke Germany and Rieke China)
Net sales for third quarter increased 6.2% compared to the year ago period primarily due to increases in specialty systems product sales resulting from additional demand from North American and European dispensing customers, as well as new customer opportunities in Asia. This increase was partially offset by decreases in the industrial closures business, a portion of which is related to the divestiture of the Italian rings and levers business. Operating profit and the related margin percentage for the quarter increased primarily due to higher sales levels, savings from ongoing productivity and automation initiatives both in the legacy and acquired businesses, and a gain recognized on the sale of our business in Italy, partially offset by incremental investments to penetrate the Asian specialty dispensing market. The Company continues to develop specialty dispensing and closure applications for growing end markets, including personal care, pharmaceutical, nutrition and food/beverage, and expand into complementary products.
Energy - (Consists of Lamons including South Texas Bolt & Fitting, CIFAL, Gasket Vedações Técnicas and Wulfrun)
Third quarter net sales increased 4.9% compared to the year ago period primarily due to the results of the recent acquisitions and higher sales levels from the international branches. Third quarter operating profit and the related margin percentage decreased, as manufacturing productivity was more than offset by the impact of weaker refinery shutdown activity, which resulted in a less favorable product mix shift towards standard gaskets and bolts, and higher selling, general and administrative expenses in support of branch expansion and acquisitions during the third quarter of 2013. The Company continues to grow its sales and service branch network in support of its global customers, while focusing on improving margins.
Aerospace & Defense - (Consists of Monogram Aerospace Fasteners, Martinic Engineering and NI Industries)
Net sales for the third quarter increased 27.5% compared to the year ago period primarily due to the acquisition of Martinic Engineering and higher sales levels in the blind bolt fastener product lines, partially offset by a decrease in sales from the defense business. Third quarter operating profit remained flat, while the related margin percentage decreased primarily due to additional selling, general and administrative costs in support of growth initiatives and acquisitions, as well as new equipment and plant ramp-up costs in the legacy aerospace business during the third quarter of 2013. The Company continues to invest in this segment by developing and marketing highly-engineered products for aerospace applications, as well as managing existing defense contracts.
Engineered Components - (Consists of Arrow Engine and Norris Cylinder)
Third quarter net sales decreased 8.4% compared to the year ago period primarily due to lower demand for engines, gas compression products and other well-site content related to decreased levels of drilling activity and well completions as compared to third quarter 2012. However, sales of industrial cylinders increased primarily due to growth in international markets and continued domestic market share gains. Third quarter operating profit and the related margin percentage decreased compared to the prior year period primarily due to the decreased sales and lower fixed cost absorption in the engine business, which was partially offset by improvements in the industrial cylinder business. The Company continues to develop new products and expand its international sales efforts.
Cequent APEA - (Consists of Cequent operations in Australia, Asia, Europe and Africa)
Net sales for third quarter increased 9.3% compared to the year ago period, primarily due to the April 2013 acquisition of C.P. Witter and the July 2013 acquisition of the towing assets of AL-KO, partially offset by the negative impact of currency exchange. Third quarter operating profit and the related margin percentage decreased primarily as the profit earned on the increased sales levels and facility efficiency gains was more than offset by higher selling, general and administrative costs associated with the acquired companies, and less favorable product sales mix. The Company continues to focus on reducing fixed costs and leveraging Cequent's strong brand positions globally.
Cequent Americas - (Consists of Cequent Performance Products and Cequent Consumer Products with operations in North and South America)
Net sales for third quarter increased 7.7% compared to the year ago period, resulting primarily from increased sales within the retail and auto original equipment channels. Third quarter operating profit and the related margin percentage increased compared to the prior year period, as a result of higher sales levels which more than offset a less favorable product sales mix and increase in selling, general and administrative expenses in support of growth initiatives. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions and new products for increased market share in the United States and faster growing markets.
2013 Outlook
The Company provided updated expectations for full-year 2013 and raised its 2013 sales outlook from an increase of 6% to 8% to a range of 8% to 10% compared to 2012. As a result of the Company's September 2013 equity offering and related increased number of shares, as well as the disposition of Rieke Italy, the Company expects full year 2013 diluted earnings per share from continuing operations to now be between $2.10 and $2.15 per share, excluding any current and future events that may be considered Special Items. In addition, the Company expects 2013 Free Cash

Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) to be between $40 million and $50 million.

Conference Call Information
TriMas Corporation will host its third quarter 2013 earnings conference call today, Monday, October 28, 2013, at 10:00 a.m. ET. The call-in number is (888) 503-8175. Participants should request to be connected to the TriMas Corporation third quarter 2013 earnings conference call (Conference ID #8271871). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #8271871) beginning October 28, 2013 at 3:00 p.m. ET through November 4, 2013 at 3:00 p.m. ET.
Cautionary Notice Regarding Forward-Looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's substantial leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 6,000 employees at more than 60 different facilities in 17 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of income from continuing operations attributable to TriMas Corporation under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see “Company and Business Segment Financial Information - Continuing Operations.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(Unaudited - dollars in thousands)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$209,350	$20,580
Receivables, net	201,110	150,390
Inventories	249,630	238,020
Deferred income taxes	17,690	18,270
Prepaid expenses and other current assets	17,960	10,530
Total current assets	695,740	437,790
Property and equipment, net	206,730	185,030
Goodwill	290,270	270,940
Other intangibles, net	200,310	206,160
Other assets	39,270	31,040
Total assets	$1,432,320	$1,130,960
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$21,600	$14,370
Accounts payable	152,460	158,410
Accrued liabilities	83,090	74,420
Total current liabilities	257,150	247,200
Long-term debt	458,140	408,070
Deferred income taxes	63,310	60,370
Other long-term liabilities	80,940	84,960
Total liabilities	859,540	800,600
Redeemable noncontrolling interests	27,960	26,780
Total shareholders' equity	544,820	303,580
Total liabilities and shareholders' equity	$1,432,320	$1,130,960

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net sales	$355,620	$335,870	$1,071,430	$971,870
Cost of sales	(261,470)	(245,730)	(790,570)	(706,930)
Gross profit	94,150	90,140	280,860	264,940
Selling, general and administrative expenses	(61,220)	(53,550)	(182,540)	(156,730)
Net gain on dispositions of property and equipment	10,360	10	10,350	330
Operating profit	43,290	36,600	108,670	108,540
Other expense, net:
Interest expense	(5,570)	(9,450)	(16,320)	(30,420)
Debt extinguishment costs	—	—	—	(6,560)
Other income (expense), net	2,290	140	360	(2,410)
Other expense, net	(3,280)	(9,310)	(15,960)	(39,390)
Income from continuing operations before income tax expense	40,010	27,290	92,710	69,150
Income tax expense	(10,060)	(7,330)	(21,620)	(19,770)
Income from continuing operations	29,950	19,960	71,090	49,380
Income from discontinued operations, net of income tax expense	—	—	700	—
Net income	29,950	19,960	71,790	49,380
Less: Net income attributable to noncontrolling interests	1,320	1,290	3,090	1,560
Net income attributable to TriMas Corporation	$28,630	$18,670	$68,700	$47,820
Basic earnings per share attributable to TriMas Corporation:
Continuing operations	$0.71	$0.48	$1.71	$1.29
Discontinued operations	—	—	0.02	—
Net income per share	$0.71	$0.48	$1.73	$1.29
Weighted average common shares—basic	40,345,828	39,045,282	39,668,693	36,994,192
Diluted earnings per share attributable to TriMas Corporation:
Continuing operations	$0.70	$0.47	$1.70	$1.28
Discontinued operations	—	—	0.02	—
Net income per share	$0.70	$0.47	$1.72	$1.28
Weighted average common shares—diluted	40,746,503	39,508,503	40,029,425	37,379,292

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Nine months ended September 30,
	2013	2012
Cash Flows from Operating Activities:
Net income	$71,790	$49,380
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Gain on dispositions of property and equipment	(10,350)	(330)
Bargain purchase gain	(2,880)	—
Depreciation	22,190	18,990
Amortization of intangible assets	14,420	14,460
Amortization of debt issue costs	1,310	2,240
Deferred income taxes	(3,180)	(3,480)
Debt extinguishment costs	—	6,560
Non-cash compensation expense	7,110	6,640
Excess tax benefits from stock based compensation	(1,280)	(2,310)
Increase in receivables	(48,560)	(38,750)
(Increase) decrease in inventories	1,800	(31,440)
Increase in prepaid expenses and other assets	(7,100)	(600)
Decrease in accounts payable and accrued liabilities	(4,280)	(6,130)
Other, net	290	170
Net cash provided by operating activities, net of acquisition impact	41,280	15,400
Cash Flows from Investing Activities:
Capital expenditures	(35,150)	(36,440)
Acquisition of businesses, net of cash acquired	(56,000)	(84,600)
Net proceeds from disposition of assets	10,720	2,950
Net cash used for investing activities	(80,430)	(118,090)
Cash Flows from Financing Activities:
Proceeds from sale of common stock in connection with the Company's equity offering, net of issuance costs	174,720	79,040
Proceeds from borrowings on term loan facilities	150,090	140,370
Repayments of borrowings on term loan facilities	(151,710)	(130,850)
Proceeds from borrowings on revolving credit and accounts receivable facilities	632,740	555,300
Repayments of borrowings on revolving credit and accounts receivable facilities	(575,730)	(555,300)
Repurchase of 9¾% senior secured notes	—	(50,000)
Senior secured notes redemption premium and debt financing fees	—	(4,880)
Distributions to noncontrolling interests	(1,910)	(820)
Proceeds from contingent consideration related to disposition of businesses	1,030	—
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(3,930)	(990)
Proceeds from exercise of stock options	1,340	5,680
Excess tax benefits from stock based compensation	1,280	2,310
Net cash provided by financing activities	227,920	39,860
Cash and Cash Equivalents:
Increase (decrease) for the period	188,770	(62,830)
At beginning of period	20,580	88,920
At end of period	$209,350	$26,090
Supplemental disclosure of cash flow information:
Cash paid for interest	$12,610	$20,990
Cash paid for taxes	$29,880	$23,000

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Packaging
Net sales	$82,010	$77,240	$235,000	$202,250
Operating profit	$31,320	$18,240	$65,550	$44,700
Special Items to consider in evaluating operating profit:
Release of historical translation adjustments related to the sale of Italian business	$(7,910)	$—	$(7,910)	$—
Excluding Special Items, operating profit would have been	$23,410	$18,240	$57,640	$44,700

Energy
Net sales	$47,680	$45,460	$161,420	$143,220
Operating profit	$1,450	$3,780	$12,530	$14,520

Aerospace & Defense
Net sales	$26,540	$20,810	$71,250	$58,000
Operating profit	$6,060	$6,030	$15,330	$15,710

Engineered Components
Net sales	$47,540	$51,880	$143,830	$154,180
Operating profit	$2,860	$6,310	$14,450	$22,620

Cequent APEA
Net sales	$40,950	$37,480	$111,330	$94,230
Operating profit	$3,570	$3,950	$9,300	$9,000
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$—	$600	$—	$2,880
Excluding Special Items, operating profit would have been	$3,570	$4,550	$9,300	$11,880

Cequent Americas
Net sales	$110,900	$103,000	$348,600	$319,990
Operating profit	$7,440	$8,430	$21,030	$28,090
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$4,780	$1,500	$12,570	$3,840
Excluding Special Items, operating profit would have been	$12,220	$9,930	$33,600	$31,930

Corporate Expenses
Operating loss	$(9,410)	$(10,140)	$(29,520)	$(26,100)

Total Company
Net sales	$355,620	$335,870	$1,071,430	$971,870
Operating profit	$43,290	$36,600	$108,670	$108,540
Total Special Items to consider in evaluating operating profit:	$(3,130)	$2,100	$4,660	$6,720
Excluding Special Items, operating profit would have been	$40,160	$38,700	$113,330	$115,260

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Income from continuing operations, as reported	$29,950	$19,960	$71,090	$49,380
Less: Net income attributable to noncontrolling interests	1,320	1,290	3,090	1,560
Income from continuing operations attributable to TriMas Corporation	28,630	18,670	68,000	47,820
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Release of historical translation adjustments related to the sale of Italian business	(7,910)	—	(7,910)	—
Severance and business restructuring costs	3,100	1,420	8,690	4,520
Tax restructuring	2,200	—	2,200	—
Debt extinguishment costs	—	—	—	4,400
Excluding Special Items, income from continuing operations attributable to TriMas Corporation would have been	$26,020	$20,090	$70,980	$56,740

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Diluted earnings per share from continuing operations attributable to TriMas Corporation, as reported	$0.70	$0.47	$1.70	$1.28
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Release of historical translation adjustments related to the sale of Italian business	(0.19)	—	(0.20)	—
Severance and business restructuring costs	0.08	0.04	0.22	0.12
Tax restructuring	0.05	—	0.05	—
Debt extinguishment costs	—	—	—	0.12
Excluding Special Items, EPS from continuing operations would have been	$0.64	$0.51	$1.77	$1.52
Weighted-average shares outstanding for the three and nine months ended September 30, 2013 and 2012	40,746,503	39,508,503	40,029,425	37,379,292